Exhibit 99.1

ECARX to Go Public in $3.82 Billion Merger with COVA Acquisition Corp.,
Accelerating Development of Next-Generation Automotive Intelligence

•	Transaction values ECARX at $3.82 billion pro forma equity value, or pre-money equity value of $3.4 billion
•	Assumes $300 million cash held in trust by COVA Acquisition Corp. and includes $45 million in additional capital from strategic partners, Geely Holding Group and Luminar, and convertible note holder Lotus Technology
•	Proceeds from the transaction will enable ECARX to accelerate its technology development and product roll-out, strategic acquisitions and investments, and international expansion
•	Proven track record of success serving 12 OEM brands, including the Geely Auto Group, Lotus, Mercedes-Benz, Proton and smart, and eight Tier 1 automotive suppliers worldwide; ECARX generated $436 million in revenue in 2021
•	Strong revenue growth expected from continuous product development and delivery of full-stack mobility tech solution that will enable enhanced user experiences as global automakers accelerate the launch of new connected cars, underpinned by increasing levels of vehicle intelligence

SAN FRANCISCO, May 26, 2022 – ECARX Holdings, Inc. (“ECARX”), a global mobility tech company, has entered into a merger agreement with COVA Acquisition Corp. (“COVA”) and upon completion of the transaction expects to be listed on Nasdaq under ticker symbol "ECX". The closing of the transaction is expected to occur in the fourth quarter of 2022.

ECARX develops hardware and software solutions that are essential for the development of connected, automated and electrified mobility, which it supplies to the global automotive industry as it rapidly transforms to meet evolving consumer demands. Over the last three years, ECARX’s technology has been integrated into more than 3.2 million cars worldwide.

As a leader in the design, development and delivery of intelligent vehicle technology, ECARX is poised to benefit from the shift towards fully electric platforms, connected cars, and automated driving technologies. As automakers develop new vehicle platforms for these emerging trends, electronic components are expected to represent a greater portion of the product value on these new platforms as software further enables onboard experiences and demand for advanced computing products like those produced by ECARX is expected to rise significantly over the next decade. Furthermore, ECARX’s strategic OEM collaborations, starting from the early stages of a vehicle’s development cycle, provide the ability to deliver a fast, robust product roadmap and to build an automotive technology platform that best meets customers’ needs.

ECARX was co-founded in 2017 by Ziyu Shen, Chairman and CEO, and by Eric Li (Li Shufu), the company’s largest investor. Mr. Li is also the founder and chairman of the Zhejiang Geely Holding Group Co., Ltd. (“Geely”), one of the largest automotive groups in the world. Since inception, ECARX has benefited from its connection and privileged access to Geely and has growth potential within the Geely ecosystem, which comprises Geely Automobile Holdings Limited (“Geely Auto”), including the Geely, Geometry, Lynk & Co, and Zeekr brands, as well as Lotus, Proton, smart, Volvo Cars, and other OEMs that are affiliated with Geely or in which it is a long-term shareholder.

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Management Commentary

Ziyu Shen, Co-founder, Chairman and CEO of ECARX:

“The global auto industry is experiencing the fastest transformation in its history – the era of internal combustion engines and horsepower is over. We believe vehicle DNA will transform more in the next decade than it has in the past hundred years, and this shift will drive an extensive change in OEM vehicle development, calling for all-new platforms, advanced computing power and continuous over-the-air software updates. ECARX’s vertically integrated, full-stack automotive computing platform and underlying core technologies are designed to help meet this evolving demand head-on. COVA’s leadership team has an exceptional track record backing high growth ventures, and we look forward to unlocking partnerships and paths for collaboration to accelerate development of next-generation technologies.”

Jun Hong Heng, Chairman of the Board and CEO of COVA:

“Guided by the ambitions of co-founders Ziyu Shen and Eric Li (Li Shufu), ECARX is building on its strong foundation to forge new runways for growth both within China and internationally as it continues to scale. ECARX fits squarely into our approach and investment philosophy, which focuses on industries being disrupted by advances in technology and artificial intelligence. Together, we will create revolutionary solutions to shape the future of mobility.”

Eric Li (Li Shufu), Co-founder and Largest Investor of ECARX:

“ECARX is a pureplay company focused on intelligent technology, and its success speaks volumes about the level of focus and execution that the team brings to its customers and partners. I’m especially excited that the company is taking steps to strengthen its European market presence, while accelerating its international expansion plans through its partnership with COVA.”

Key Investment Highlights

ECARX is well-positioned to seize the growth opportunity presented by the rapid transition of the auto industry to fully connected and autonomous electrified vehicles. Next-generation vehicles will require advanced computing processing power driven by central computing functions, controlling major systems for safe assisted driving, infotainment, over-the-air-updates, data-management and driver/passenger communications.

•	Strong, established customer base with growing revenue streams – ECARX works alongside global brands in a highly integrated way from the early stages in the product cycle to identify trends and plan, pilot and test differentiated solutions that enable and enhance the onboard experience. Through its deep connection with Geely and the Geely ecosystem, ECARX has existing business relationships with major OEM brands.
•	Unique product development and go-to-market strategies – ECARX benefits from strategic relationships that create robust pathways to third party OEMs and international growth, with multiple development and commercialization opportunities. Through its privileged access to Geely as well as its joint ventures and strategic co-development partnerships that facilitate capital efficient product development, ECARX has unparalleled industry insight that accelerates and informs its future product pipeline.
•	Robust product roadmap – ECARX’s world-class engineers have a clear platform roadmap consisting of a combined System-on-a-Chip (SoC) core modules and a versatile Operating System (OS) that simplify and speed up product development. Currently under development is an automotive central computing platform, an operating system and software to deliver the digital cockpit, advanced driver-assistance systems (ADAS) and unsupervised driving (AD) and functional safety solutions. Most recently, the company signed a collaboration agreement with Luminar to further advance its ADAS and AD technologies.

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•	Proven record of success – ECARX is led by a seasoned management team with deep international industry experience. Since its founding, the company has grown to serve 12 OEM brands, including the Geely Auto Group, Lotus, Mercedes-Benz, Proton and smart, and eight Tier 1 automotive suppliers worldwide. There is ample runway for growth within China and internationally as ECARX scales and expands its global reach.
•	Clear path to profitability – ECARX is expected to achieve adjusted EBITDA profitability by the end of 2024, driven primarily by rapid top-line growth from its existing and growing customer base, rapid execution of its robust technology development roadmap, and international expansion.

Transaction Overview

The transaction represents a combined company pro forma equity value of approximately $3.82 billion, assuming no redemptions by COVA’s shareholders. It includes $300 million cash held in trust by COVA Acquisition Corp. as well as $45 million in additional capital from strategic partners, Geely Holding Group and Luminar, and convertible note holder Lotus Technology. After the closing of the merger, ECARX’s existing shareholders are expected to own approximately 89% of the pro forma combined company, assuming no redemptions by COVA’s shareholders. COVA sponsor and controlling shareholders of ECARX have agreed to a 6-month lock-up. The Chairman of the Board and CEO of COVA, Mr. Heng, will join ECARX’s Board of Directors, and COVA will appoint one independent director upon closing.

The Boards of Directors of ECARX and COVA have unanimously approved the transaction. The transaction will require the approval of the shareholders of both ECARX and COVA and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the fourth quarter of 2022.

Proceeds from the transaction will be used to accelerate technology development and the roll-out of new products, support strategic acquisitions or investments, as well as create further pathways for global growth through its international operations office in London and a product development center in Gothenburg, Sweden.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by COVA with the Securities and Exchange Commission (“SEC”) and will be available on the ECARX investor relations website at ir.ecarxgroup.com and at www.sec.gov.

Advisors

UBS AG Hong Kong Branch(1) and Morgan Stanley Asia Limited acted as joint financial advisors to ECARX. Skadden, Arps, Slate, Meagher & Flom acted as international legal counsel to ECARX. Cantor Fitzgerald & Co. acted as capital markets advisor to COVA Acquisition Corp., and Orrick, Herrington & Sutcliffe LLP acted as its legal counsel.

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About ECARX

ECARX is transforming vehicles into seamlessly integrated information, communications and transportation devices. It is shaping the interaction between people and cars by rapidly advancing the technology at the heart of smart mobility. ECARX's current core products include infotainment head units (IHU), digital cockpits, vehicle chip-set solutions, a core operating system and integrated software stack. Beyond this, ECARX is developing a full-stack automotive computing platform. Over the last three years, ECARX's technology has been integrated into more than 3.2 million cars worldwide. ECARX was founded in 2017 and has since grown to over 2,000 team members, with facilities in China and Europe. The co-founders are two automotive entrepreneurs, Chairman and CEO Ziyu Shen and Eric Li (Li Shufu), who is also the founder and chairman of Zhejiang Geely Holding Group (Geely), one of the largest automotive groups in the world that holds ownership interest and investment in international brands such as Lotus, Lynk & Co, Polestar, smart and Volvo Cars.

About COVA

COVA Acquisition Corp. is a blank check company whose business purpose is to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on beliefs and assumptions and on information currently available to COVA and ECARX.

All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. These statements are based upon estimates and forecasts and reflect the views, assumptions, expectations, and opinions of COVA and ECARX, which involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Any such estimates, assumptions, expectations, forecasts, views or opinions, whether or not identified in this press release, should be regarded as preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. Although each of COVA and ECARX believes that it has a reasonable basis for each forward-looking statement contained in this press release, each of COVA and ECARX caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there will be risks and uncertainties described in the proxy statement/prospectus on Form F-4 relating to the proposed transaction, which is expected to be filed by ECARX with the SEC and other documents filed by COVA or ECARX from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those expressed or implied in the forward-looking statements. Neither COVA nor ECARX can assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including the ability to complete the business combination due to the failure to obtain approval from COVA shareholders or satisfy other closing conditions in the merger agreement, the occurrence of any event that could give rise to the termination of the merger agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by COVA public shareholders, costs related to the transaction, the impact of the global COVID-19 pandemic, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the registration statement on Form F-4 to be filed by ECARX with the SEC and those included under the heading “Risk Factors” in the final prospectus of COVA dated February 4, 2021 and in its subsequent filings with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by COVA or ECARX, their respective directors, officers or employees or any other person that COVA or ECARX will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent the views of COVA and ECARX as of the date of this press release. Subsequent events and developments may cause those views to change. However, while COVA and ECARX may update these forward-looking statements in the future, COVA and ECARX specifically disclaim any obligation to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of COVA and ECARX as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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This press release contains ﬁnancial forecasts for ECARX with respect to certain of its ﬁnancial results for the ﬁscal years 2022 through 2024 for illustrative purposes. Neither COVA nor ECARX’s independent auditors have audited, studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this press release, and accordingly, they did not express any opinion or provide any other form of assurance with respect thereto for the purpose of this press release. These projections are forward-looking statements and should not be relied upon as being necessarily indicative of future results. In this press release, certain of the above-mentioned projected information has been provided for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective ﬁnancial information are inherently uncertain and are subject to a wide variety of signiﬁcant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective ﬁnancial information. While such information and projections are necessarily speculative, COVA and ECARX believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of ECARX or that actual results will not differ materially from those presented in the prospective ﬁnancial information. The inclusion of prospective ﬁnancial information in this press release should not be regarded as a representation by any person that the results contained in the prospective ﬁnancial information will be achieved. All subsequent written and oral forward-looking statements concerning COVA or ECARX, the merger or other matters and attributable to COVA or ECARX or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Non-GAAP Financial Measures

This press release also includes references to non-GAAP financial measures such as adjusted EBITDA. Such non-GAAP measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. COVA and ECARX believe these non-GAAP measures of ﬁnancial results provide useful information to management and investors regarding certain ﬁnancial and business trends relating to ECARX's ﬁnancial condition and results of operations. COVA and ECARX believe that the use of these non-GAAP ﬁnancial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing the ECARX's ﬁnancial measures with other similar companies, many of which present similar non-GAAP ﬁnancial measures to investors. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. These non-GAAP ﬁnancial measures are subject to inherent limitations as they reﬂect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP ﬁnancial measures. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

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Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction, ECARX will file a registration statement on Form F-4 with the SEC that will include a prospectus with respect to ECARX’s securities to be issued in connection with the proposed transaction and a proxy statement with respect to the shareholder meeting of COVA to vote on the proposed transaction. Shareholders of COVA and other interested persons are encouraged to read, when available, the preliminary proxy statement/prospectus as well as other documents to be filed with the SEC because these documents will contain important information about COVA and ECARX and the proposed transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of COVA as of a record date to be established for voting on the proposed transaction. Once available, shareholders of COVA will also be able to obtain a copy of the F-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: COVA Acquisition Corp., 530 Bush Street, Suite 703 San Francisco, California 94108. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

COVA and ECARX and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of COVA and their ownership is set forth in COVA’s filings with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of COVA’s shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by directing a request to COVA Acquisition Corp., 530 Bush Street, Suite 703 San Francisco, California 94108.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of COVA or ECARX, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

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Investor Contacts:

ECARX: ECARXIR@teneo.com

COVA Acquisition Corp.: CovaIR@icrinc.com

Media Contacts:

Colleen Hsia, Teneo +1 (646) 387-8580

Katherine Kim, Teneo +1 (917) 455-4102

ECARX-Media@teneo.com

(1) UBS AG is incorporated in Switzerland with limited liability

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